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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ON ASSIGNMENT, INC.,

                             A DELAWARE CORPORATION



       The undersigned, being respectively the duly elected President and Secretary of On Assignment, Inc., hereby certify that:

              1. The name of the corporation is On Assignment, Inc.

              2. ARTICLE IV(A) of the corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE IV

              (A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, as "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Seventy-Six Million (76,000,000) shares. Seventy-Five Million (75,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share."

              3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on August 17, 2000.



                                               /s/ Kathy J. West
                                               ---------------------------------
                                               Kathy J. West, President
ATTEST:

/s/ Ronald W. Rudolph
----------------------------
Ronald W. Rudolph, Secretary